                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           _________________________

                   POST EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
                        TO FORM S-4 (Reg. No. 333-68237)
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           _________________________

                             BANKNORTH GROUP, INC.
             (Exact name of registrant as specified in its charter)
     Delaware                                            03-0321189
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

        300 Financial Plaza, P.O. Box 5420, Burlington, VT   05401-5420
                    (Address of Principal Executive Offices)

 Amended and Restated 1995 Employee Incentive Plan of Evergreen Bancorp, Inc.*
    1995 Directors' Stock Option Plan of Evergreen Bancorp, Inc.* as amended
                   (*predecessor by merger to the Registrant)
                           (Full title of the plans)

Mr. William H. Chadwick                     With copy to:
President and Chief Executive Officer       Denise J. Deschenes, Esq.
Banknorth Group, Inc.                       Primmer & Piper, P.C.
300 Financial Plaza, P.O. Box 5420       52 Summer Street, P.O. Box 159
Burlington, VT  05401-5420               St. Johnsbury, VT   05819
                    (Name and address of agent for service)

                                 (802) 658-9959
         (Telephone number, including area code, of agent for service)

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS



[Omitted from this filing in accordance with the Note to Part I of Form S-8]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.   Incorporation of Documents by Reference.

     The following documents, filed by Banknorth Group, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this Registration Statement:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998;

          (3) The Company's Current Reports on Form 8-K filed on February 27, July 20 and August 10, 1998 and January 15, 1999; and

          (4) The description of the Company's Common Stock, $1.00 par value, and associated Common Stock Purchase Rights, contained in the Company's Current Report on Form 8-K dated November 30, 1989, as amended, and in its Registration Statement on Form 8-A/A dated September 4, 1998.

     In addition, all documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Section 102(b)(7) of the DCL permits a corporation's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the relevant provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. Article Twelfth of the Banknorth Certificate of Incorporation provides that no director shall be personally liable to Banknorth or the Banknorth Shareholders for monetary damages for breach of fiduciary duty as a director, subject to the foregoing limitations of DCL Section 102(b)(7).

     Section 145(a) of the DCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such a capacity with another business entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145(b) of the DCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be provided in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that, the Delaware Court of Chancery (or other court in which such action was brought) shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

     Section 145 (c) of the DCL provides that a corporation must indemnify a director or officer of a corporation who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 (e) of the DCL permits a corporation to pay expenses (including attorney's fees) incurred by an officer or director in defending any proceeding in advance of the final disposition of such matter upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnity. The indemnification provided for by Section 145 is not exclusive of any other rights to which the indemnified party may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article Eleventh of Banknorth's Certificate of Incorporation and Section
6.6 of its By-laws provide that the registrant shall indemnify its officers and directors to the fullest extent permitted by law and further provide that Banknorth may indemnify its employees and agents to the fullest extent permitted by law. The By-laws of Banknorth contain provisions which (i) set forth procedures for submitting a claim for indemnification, (ii) establish indemnification as a contractual right, (iii) require Banknorth to advance expenses incurred by a director or officer in defending a proceeding,
(iv) require a director or officer seeking advancement of expenses to deliver an undertaking to Banknorth to repay all amounts so advanced if such person is not entitled to be indemnified, and (v) allow a person seeking indemnification to sue Banknorth to recover any amount which remains unpaid by Banknorth within 30 days after making an indemnification claim.

     Section 145 (g) of the DCL provides that a corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation or was or is serving in such a capacity at the request of the corporation with another business entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. Banknorth has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by its directors and officers in connection with the performance of their duties.

Item 7.   Exemption from Registration Claimed.

     Not applicable.


Item 8.   Exhibits.

     (a) The following documents are filed herewith, or are incorporated herein by reference, as Exhibits to this Registration Statement:

Exhibit 4 -    (i)  Amended and Restated 1995 Stock Incentive Plan of Evergreen
                    Bancorp, Inc. (incorporated by reference to Exhibit 10(e) to the Evergreen Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 1997).

               (ii) 1995 Directors Stock Option plan of Evergreen Bancorp, Inc.
                    (incorporated by reference to Exhibit 4.1 to Evergreen Bancorp, Inc.'s Registration Statement on Form S-8, Reg. No. 333-50115).

               (iii) Amendment No. 1 to Directors Stock Option Plan of Evergreen
                     Bancorp, Inc. (incorporated by reference to Exhibit 10(g) to the Evergreen Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 1997).

Exhibit 5 -    Opinion and consent of Primmer & Piper, P.C. re validity of the Common Stock .

Exhibit 15 -   Letter of KPMG LLP re unaudited interim financial
               information (with respect to Banknorth Group, Inc.).

Exhibit 23 -   (i)   Consent of KPMG LLP (with respect to Banknorth Group,
                     Inc.).

               (ii)  Consent of KPMG LLP (with respect to Evergreen Bancorp,
                     Inc.).

               (iii) Consent of Primmer & Piper, P.C. (contained in
                     Exhibit 5).

     (b)  Not applicable.


Item 9.   Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that the undertakings set forth in paragraph 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Banknorth pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act, each filing of Banknorth's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitting to directors, officers and controlling persons of Banknorth pursuant to the foregoing provisions, or otherwise, Banknorth has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Banknorth of expenses incurred or paid by a director, officer or controlling person of Banknorth in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Banknorth will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlington, State of Vermont, on January 26, 1999.

                              BANKNORTH GROUP, INC.


                                    /s/ William H. Chadwick
                              By: _________________________________
                                    William H. Chadwick, President
                                    and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Pruitt, Owen Becker and Neal E. Robinson, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and is hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments and post-effective amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registrant's Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on this 26th day of January, 1999.


Signature                               Title
---------                               -----


/s/ William H. Chadwick
_______________________                  President, Chief
William H. Chadwick                      Executive Officer,
                                         and Director
/s/ Thomas J. Pruitt
_______________________                  Executive Vice
Thomas J. Pruitt                         President and Chief
                                         Financial Officer

Signature                               Title
---------                               -----

/s/ Neal E. Robinson
________________________            Treasurer and
Neal E. Robinson                    Principal Accounting
                                    Officer

/s/ Thomas J. Amidon
________________________            Director
Thomas J. Amidon


/s/ Jacqueline D. Arthur
________________________            Director
Jacqueline D. Arthur


/s/ Robert A. Carrara
________________________            Director
Robert A. Carrara


/s/ Susan C. Crampton
________________________            Director
Susan C. Crampton


/s/ George W. Dougan
________________________            Director
George W. Dougan


/s/ Robert F. Flacke
________________________            Director
Robert F. Flacke


/s/ Luther F. Hackett
________________________            Director
Luther F. Hackett


/s/ Kathleen Hoisington
________________________            Director
Kathleen Hoisington


/s/ Douglas G. Hyde
________________________            Director
Douglas G. Hyde


/s/ Anthony J. Mashuta
________________________            Director
Anthony J. Mashuta

Signature                               Title
---------                               -----

/s/ Richard M. Narkewicz
________________________                Director
Richard M. Narkewicz


/s/ John B. Packard
________________________                Director
John B. Packard


/s/ R. Allan Paul
________________________                Director
R. Allan Paul


/s/ Angelo P. Pizzagalli
________________________                Director
Angelo P. Pizzagalli


/s/ Thomas P. Salmon
________________________                Director
Thomas P. Salmon


/s/ Patrick E. Welch
________________________                Director
Patrick E. Welch

                                EXHIBIT LISTING
                                ---------------

Exhibit 4 -    (i)   Amended and Restated 1995 Stock Incentive Plan of Evergreen
                     Bancorp, Inc. (incorporated by reference to Exhibit 10(e) to the Evergreen Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 1997).

               (ii) 1995 Directors Stock Option plan of Evergreen Bancorp, Inc. (incorporated by reference to Exhibit 4.1 to Evergreen Bancorp, Inc.'s Registration Statement on Form S-8, Reg. No. 333-50115).

               (iii) Amendment No. 1 to Directors Stock Option Plan of Evergreen
                     Bancorp, Inc. (incorporated by reference to Exhibit 10(g) to the Evergreen Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 1997).

Exhibit 5 -    Opinion and consent of Primmer & Piper, P.C. re validity of the Common Stock .

Exhibit 15 -   Letter of KPMG LLP re unaudited interim financial
               information (with respect to Banknorth Group, Inc.).

Exhibit 23 -   (i)   Consent of KPMG LLP (with respect to Banknorth Group,
                     Inc.).

               (ii)  Consent of KPMG LLP (with respect to Evergreen Bancorp,
                     Inc.).

               (iii) Consent of Primmer & Piper, P.C. (contained in
                     Exhibit 5).